SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. )1
3PAR Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88580F109
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7%

12	TYPE OF REPORTING PERSON

OO

Page 2 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,395,155

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,395,155

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,395,155

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.3%

12	TYPE OF REPORTING PERSON

PN

Page 3 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund IV, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		231,323

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

231,323

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

231,323

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12	TYPE OF REPORTING PERSON

PN

Page 4 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7%

12	TYPE OF REPORTING PERSON

OO

Page 5 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		314,618

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

314,618

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

314,618

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%

12	TYPE OF REPORTING PERSON

PN

Page 6 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Qualified, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,045,569

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,045,569

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,045,569

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.4%

12	TYPE OF REPORTING PERSON

PN

Page 7 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund VI, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		104,873

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

104,873

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

104,873

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12	TYPE OF REPORTING PERSON

PN

Page 8 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund II, a Delaware LLC Including Multiple Series

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		361,228

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

361,228

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

361,228

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%

12	TYPE OF REPORTING PERSON

00

Page 9 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,452,766

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

10,452,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,452,766

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.4%

12	TYPE OF REPORTING PERSON

IN

Page 10 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7%

12	TYPE OF REPORTING PERSON

IN

Page 11 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		Options to purchase 4,250 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,452,766

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		Options to purchase 4,250 shares

WITH	8	SHARED DISPOSITIVE POWER

10,452,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,457,016 (includes options to purchase 4,250 shares)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.4%

12	TYPE OF REPORTING PERSON

IN

Page 12 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7%

12	TYPE OF REPORTING PERSON

IN

Page 13 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7%

12	TYPE OF REPORTING PERSON

IN

Page 14 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7%

12	TYPE OF REPORTING PERSON

IN

Page 15 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only ) David J. Ladd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7%

12	TYPE OF REPORTING PERSON

IN

Page 16 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7%

12	TYPE OF REPORTING PERSON

IN

Page 17 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Janice M. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7%

12	TYPE OF REPORTING PERSON

IN

Page 18 of 40 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7%

12	TYPE OF REPORTING PERSON

IN

Page 19 of 40 pages.

Item 1.

(a)	Name of Issuer:

3PAR Inc.

(b)	Address of Issuer’s Principal Executive Offices:

4209 Technology Drive
Fremont, CA 94538
Item 2.

(a)	Name of Persons Filing:

Mayfield IX Management, L.L.C.
Mayfield IX, a Delaware Limited Partnership
Mayfield Associates Fund IV, a Delaware Limited Partnership
Mayfield XI Management, L.L.C.
Mayfield XI, a Delaware Limited Partnership
Mayfield XI Qualified, a Delaware Limited Partnership
Mayfield Associates Fund VI, a Delaware Limited Partnership
Mayfield Principals Fund II, a Delaware LLC Including Multiple Series
Yogen K. Dalal
F. Gibson Myers, Jr.
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
David J. Ladd
Allen L. Morgan
Janice M. Roberts
Robert T. Vasan

(b)	Address of Principal Business Office:

c/o Mayfield Fund
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX, a Delaware Limited Partnership, Mayfield Associates Fund IV, a Delaware Limited Partnership, Mayfield XI, a Delaware Limited Partnership, Mayfield XI Qualified, a Delaware Limited Partnership and Mayfield Associates Fund VI, a Delaware Limited Partnership, are Delaware limited partnerships.

Mayfield IX Management, L.L.C., Mayfield XI Management, L.L.C. and Mayfield Principals Fund II, a Delaware LLC Including Multiple Series, are Delaware limited liability companies.

The individuals listed in Item 2(a) are U.S. citizens.

Page 20 of 40 pages.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

88580F109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-17 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 21 of 40 pages.

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2008

MAYFIELD IX MANAGEMENT, L.L.C.

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD IX, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD XI MANAGEMENT, L.L.C.

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD XI, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

Page 22 of 40 pages.

MAYFIELD XI QUALIFIED, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND VI, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND II, A DELAWARE LLC INCLUDING MULTIPLE SERIES

By:	Mayfield XI Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

WILLIAM D. UNGER

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 23 of 40 pages.

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

DAVID J. LADD

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

JANICE M. ROBERTS

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ROBERT T. VASAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 24 of 40 pages.

EXHIBIT INDEX

Exhibit 1 -	JOINT FILING AGREEMENT

Exhibit 2 -	POWERS OF ATTORNEY

Exhibit 3 -	OWNERSHIP SUMMARY

Page 25 of 40 pages.

EXHIBIT 1
JOINT FILING AGREEMENT
          Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that the Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.
Date: February 14, 2008

MAYFIELD IX MANAGEMENT, L.L.C.

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD IX, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD XI MANAGEMENT, L.L.C.

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD XI, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

Page 26 of 40 pages.

MAYFIELD XI QUALIFIED, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND VI, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND II, A DELAWARE LLC INCLUDING MULTIPLE SERIES

By:	Mayfield XI Management, L.L.C. Its Managing Director

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

WILLIAM D. UNGER

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 27 of 40 pages.

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

DAVID J. LADD
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

JANICE M. ROBERTS
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ROBERT T. VASAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 28 of 40 pages.

EXHIBIT 2
POWERS OF ATTORNEY
POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield, and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Yogen K. Dalal

Page 29 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Frank G. Myers, Jr.

Page 30 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Kevin A. Fong

Page 31 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ William D. Unger

Page 32 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Wendell G. Van Auken, III

Page 33 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ A. Grant Heidrich, III

Page 34 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ David J. Ladd

Page 35 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Allen L. Morgan

Page 36 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Janice M. Roberts

Page 37 of 40 pages.

POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby authorizes James T. Beck, Harvey Schloss and David L. Bandy to execute for and on behalf of the undersigned, in the undersigneds individual capacity and in the undersigneds capacity as a member of any limited liability company and partner of any general or limited partnership, (i) any and all filings pursuant to Section 16 of the Securities Exchange Act of 1934 (the Exchange Act), including any and all Forms 3, 4 and 5, and Section 13 of the Exchange Act, including Schedules 13D and 13G, and any amendments thereto and joint filing agreements and other documents in connection therewith, and (ii) any applications for EDGAR access codes, including the Form ID, in each case as may be required to be filed from time to time with the U. S. Securities and Exchange Commission with respect to any investments of Mayfield Fund and its affiliates (collectively, Mayfield), and cause any and all of such forms, schedules, agreements and documents to be filed with the U. S. Securities and Exchange Commission pursuant to Section 13 and Section 16 of the Exchange Act, relating to the undersigneds direct or indirect beneficial ownership of securities (in the undersigneds individual capacity, or in the undersigneds capacity as a member of any limited liability company or partner in any general or limited partnership). The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Mayfield assuming, any of the undersigneds responsibilities to comply with Section 16 or Section 13 of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer an employee, member or partner of Mayfield, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.
/s/ Robert T. Vasan

Page 38 of 40 pages.

EXHIBIT 3

	Number of				Percent of Class
	Shares		Number of Shares		Beneficially
Name of Reporting Person	(Direct) (12)		(Indirect)		Owned (1)
Mayfield IX Management, L.L.C.	-0-		4,626,478	(2) (3)	7.7%
Mayfield IX, a Delaware Limited Partnership	4,395,155	(2)	-0-		7.3%
Mayfield Associates Fund IV, a Delaware Limited Partnership	231,323	(3)	-0-		0.4%
Mayfield XI Management, L.L.C.	-0-		5,826,288	(4) (5) (6) (7)	9.7%
Mayfield XI, a Delaware Limited Partnership	314,618	(4)	-0-		0.5%
Mayfield XI Qualified, a Delaware Limited Partnership	5,045,569	(5)	-0-		8.4%
Mayfield Associates Fund VI, a Delaware Limited Partnership	104,873	(6)	-0-		0.2%
Mayfield Principals Fund II, a Delaware LLC Including Multiple Series	361,228	(7)	-0-		0.6%
Yogen K. Dalal	-0-		10,452,766	(8) (9)	17.4%
Kevin A. Fong	4,250	(10)	10,452,766	(8) (9)	17.4%
F. Gibson Myers, Jr.	-0-		4,626,478	(8)	7.7%
William D. Unger	-0-		4,626,478	(8)	7.7%
Wendell G. Van Auken, III	-0-		4,626,478	(8)	7.7%
A. Grant Heidrich, III	-0-		4,626,478	(8)	7.7%
David J. Ladd	-0-		5,826,288	(9) (11)	9.7%
Allen L. Morgan	-0-		5,826,288	(9) (11)	9.7%
Janice M. Roberts	-0-		5,826,288	(9)	9.7%
Robert T. Vasan	-0-		5,826,288	(9) (11)	9.7%
TOTAL	10,457,016	(1)			17.4%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as of November 21, 2007 (“outstanding shares”). The percentages for Mr. Fong and the total are calculated by dividing the number of shares (including 4,250 shares issuable upon exercise of options exercisable within 60 days after the date hereof) by the number of outstanding shares plus 4,250.

(2)	Represents shares held directly by Mayfield IX, a Delaware Limited Partnership (“Mayfield IX”), of which Mayfield IX Management, L.L.C. (“Mayfield IX Management”) is the sole General Partner.

(3)	Represents shares held directly by Mayfield Associates Fund IV, a Delaware Limited Partnership (“Mayfield Associates IV”), of which Mayfield IX Management is the sole General Partner.

(4)	Represents shares held directly by Mayfield XI, a Delaware Limited Partnership (“Mayfield XI”), of which Mayfield XI Management, L.L.C. (“Mayfield XI Management”) is the sole General Partner.

(5)	Represents shares held directly by Mayfield XI Qualified, a Delaware Limited Partnership (“Mayfield XI Qualified”), of which Mayfield XI Management is the sole General Partner.

(6)	Represents shares held directly by Mayfield Associates Fund VI, a Delaware Limited Partnership (“Mayfield Associates VI”), of which Mayfield XI Management is the sole General Partner.

Page 39 of 40 pages.

(7)	Represents shares held directly by Mayfield Principals Fund II, a Delaware LLC Including Multiple Series (“Mayfield Principals II”), of which Mayfield XI Management is the Managing Director.

(8)	Includes shares held directly by Mayfield IX and Mayfield Associates IV. Yogen K. Dalal, Kevin A Fong, F. Gibson Myers, Jr., William D. Unger, Wendell G. Van Auken, III and A. Grant Heidrich, III are Managing Members of Mayfield IX Management, which is the general partner of Mayfield IX and Mayfield Associates IV. Messrs. Dalal, Fong, Myers, Unger, Van Auken and Heidrich may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX and Mayfield Associates IV, but each disclaims such beneficial ownership.

(9)	Includes shares held directly by Mayfield XI, Mayfield XI Management, Mayfield XI Qualified, Mayfield Associates VI and Mayfield Principals II. Yogen K. Dalal, Kevin A. Fong, David J. Ladd, Allen L. Morgan, Janice M. Roberts and Robert T. Vasan are Managing Directors of Mayfield XI Management, which is the general partner of Mayfield XI Qualified and Mayfield Associates VI and the sole Managing Director of Mayfield Principals II. Messrs. Dalal, Fong, Ladd and Morgan, Ms. Roberts and Mr. Vasan may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield XI, Mayfield XI Qualified, Mayfield Associates VI and Mayfield Principals II, but each disclaims such beneficial ownership.

(10)	Options to purchase 4,250 shares exercisable within 60 days after the date hereof held by Mr. Fong. Such options are the subject of a grant of options to purchase 51,000 shares and vest in 1/48 installments on the 15th of each month.

(11)	David J. Ladd, Allen L. Morgan and Robert T. Vasan are limited partners of Mayfield Associates IV and in such capacity do not share voting or dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield Associates IV. Each disclaims any beneficial ownership of such shares. Allen L. Morgan is a Non-Managing Member of Mayfield IX Management, which is the general partner of Mayfield IX and Mayfield Associates IV, and in such capacity does not share voting or dispositive power over any shares which are or may be deemed to be beneficially owned by Mayfield IX and Mayfield Associates IV. Mr. Morgan disclaims any beneficial ownership of such shares.

(12)	Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are or may be deemed to be beneficially owned by any other individual Reporting Person in his or her individual capacity.

Page 40 of 40 pages.